UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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[ ] Definitive additional materials

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ESCO TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
I. ELECTION OF DIRECTORS
Board of Directors and Committees
CORPORATE GOVERNANCE
COMMITTEES
Report of the Audit and Finance Committee
Executive Compensation
Report Of The Human Resources And Compensation Committee On Executive Compensation
Summary Compensation Table
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
RETIREMENT PLAN
SEVERANCE PLAN
EMPLOYMENT AGREEMENTS
PERFORMANCE GRAPH
Security Ownership Of Directors and Executive Officers
Security Ownership of Certain Beneficial Owners
Section 16(a) Beneficial Ownership Reporting Compliance
II. PROPOSAL TO RATIFY COMPANY’S SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2005
III. INDEPENDENT AUDITORS
IV. VOTING
V. STOCKHOLDER PROPOSALS
APPENDIX A
ESCO TECHNOLOGIES INC. AUDIT & FINANCE COMMITTEE CHARTER November 10, 2004

NOTICE OF THE ANNUAL MEETING OF

THE STOCKHOLDERS OF

ESCO TECHNOLOGIES INC.

St. Louis, Missouri

December 22, 2004

TO THE STOCKHOLDERS OF

ESCO TECHNOLOGIES INC.:

      The Annual Meeting of the Stockholders of ESCO Technologies Inc. will be held at the Company’s offices located at 8888 Ladue Road, Suite 200, St. Louis County, Missouri 63124 on Thursday, February 3, 2005, commencing at 9:30 A.M. St. Louis time, at which meeting only holders of record of the Company’s common stock at the close of business on December 6, 2004 will be entitled to vote, for the following purposes:

      1. To elect three directors;

      2. To vote on a proposal to ratify the Company’s selection of KPMG LLP as independent auditors for the fiscal year ending September 30, 2005; and

      3. To transact such other and further business, if any, as lawfully may be brought before the meeting.

ESCO TECHNOLOGIES INC.

BY

Chairman and

Chief Executive Officer

     Secretary

      Even though you may plan to attend the meeting in person, please execute the enclosed form of proxy and mail it promptly. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

ESCO TECHNOLOGIES INC.

8888 Ladue Road, St. Louis, Missouri 63124

PROXY STATEMENT

FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD FEBRUARY 3, 2005

      This proxy statement is furnished to the holders of all of the issued and outstanding shares of common stock (the “Common Shares”) of ESCO Technologies Inc. (the “Company”) in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Stockholders to be held February 3, 2005, and all adjournments thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of the Stockholders. Such holders are hereinafter referred to as the “Stockholders”. The Company is first mailing this proxy statement and the enclosed form of proxy to Stockholders on or about December 22, 2004.

      Whether or not you expect to be present in person at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, the Common Shares can be voted only when represented by a properly executed proxy. In this case you have several choices:

•	You may vote on each proposal when returning the enclosed proxy form, in which case the Common Shares will be voted in accordance with your choices.

•	You may, when appropriate, indicate a preference to abstain on any proposal, which will have the effect described in “VOTING” on page 19.

•	You may return a properly executed proxy form without indicating your preferences, in which case the proxies will vote the Common Shares FOR election of the directors nominated by the Board of Directors, and FOR the proposal to ratify the Company’s selection of KPMG LLP as independent auditors for the fiscal year ending September 30, 2005, and in their discretion on such other business as may properly come before the meeting.

      Any person giving such proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote in person.

      The close of business on December 6, 2004 was fixed as the record date for the determination of the Stockholders entitled to vote at the Annual Meeting of the Stockholders. As of the record date, 12,915,791 Common Shares were outstanding and entitled to be voted at such meeting. The Stockholders will be entitled to cast one vote for each Common Share held of record on the record date.

      A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2004 accompanies this proxy statement.

      The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail, and the expense thereof will be paid by the Company. Proxies may also be solicited by telephone, email or telefax by directors, officers or regular employees of the Company.

I.     ELECTION OF DIRECTORS

      The Board of Directors unanimously recommends a vote FOR election of W.S. Antle III, L.W. Solley and J.D. Woods, the three nominees for Directors listed below.

Nominees and Continuing Directors

      The Company’s Bylaws provide that the number of directors shall not be less than three nor greater than ten, and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the Bylaws, the Board of Directors has fixed the number of directors at nine. The Board is divided into three classes, with the terms of office of each class ending in successive years. Three directors of the Company are to be elected for terms expiring at the Annual Meeting in 2008, or until their respective successors have been elected and have qualified. Currently, there is a total of eight directors. Pursuant to the Company’s Articles of Incorporation, a majority of the directors in office may fill any vacancy on the Board of Directors. As of the date of mailing of this proxy statement, the Company has not determined whether or whom to propose as an additional director. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. Proxies cannot be voted for more than three nominees.

Name, Age, Principal Occupation or	Served as
Position, Other Directorships	Director Since

TO BE ELECTED FOR TERMS ENDING IN 2008
W.S. Antle III, 60	1994
Former Chairman, President and Chief Executive Officer of Oak Industries, Inc., manufacturer of engineered products for the telecommunications industry
Director of John H. Harland Company, Checkpoint Systems, Inc. and Linc.net, Inc.
L.W. Solley, 62	1999
Retired Executive Vice President, Emerson Electric Co., manufacturer of electrical and other products
J.D. Woods, 73	2001
Retired Chairman and Chief Executive Officer, Baker Hughes Incorporated, supplier of oilfield equipment and services
Director of Varco International Inc., OMI Corporation, United States Enrichment Corporation, Foster Wheeler Ltd. and Integrated Electrical Services, Inc.
TO CONTINUE IN OFFICE UNTIL 2007
V.L. Richey, Jr., 47	2002
Chairman and Chief Executive Officer of the Company
J.M. Stolze, 61	1999
Vice President and Chief Financial Officer, Stereotaxis, Inc., manufacturer of medical instruments
TO CONTINUE IN OFFICE UNTIL 2006
C.J. Kretschmer, 48	2002
President and Chief Operating Officer of the Company
J.M. McConnell, 63	1996
Retired President and Chief Executive Officer, Instron Corporation, manufacturer of scientific instruments
D.C. Trauscht, 71	1991
Chairman, BW Capital Corporation, private investment company
Director of OMI Corporation, Bourns Inc., Integrated Electrical Services, Inc. and Recon Optical Inc.

      Each of the nominees and continuing directors has had the same position with the same employer as stated in the preceding table during the past five years, except as follows:

      From May 1995 until January 2000, Mr. Antle was Chairman, President and Chief Executive Officer of Oak Industries, Inc.

      From November 1992 until February 2002, Mr. Solley was Executive Vice President of Emerson Electric Co.

      From March 1998 until October 2000, Mr. Richey was Vice President of the Company, and was Senior Vice President and Group Executive from October 2000 to August 2001. Mr. Richey was President and Chief Operating Officer from August 2001 to October 2002. Since October 2002, he has been Chief Executive Officer of the Company, and since April 2003, he has also been Chairman.

      From June 1995 until December 2003, Mr. Stolze was Executive Vice President and Chief Financial Officer of MEMC Electronic Materials, Inc. Since May 2004, he has been Vice President and Chief Financial Officer of Stereotaxis, Inc.

      Mr. Kretschmer was Vice President and Chief Financial Officer of the Company from October 1999 until February 2001 and Senior Vice President and Chief Financial Officer from February 2001 to February 2002. Mr. Kretschmer was Executive Vice President and Chief Financial Officer from February 2002 to October 2002. Since the latter date, he has been President and Chief Operating Officer of the Company.

      From April 1990 until December 2001, Mr. McConnell was President and Chief Executive Officer of Instron Corporation.

Board of Directors and Committees

      The Board has determined that no non-employee director has any material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates; that each such director meets the independence standards of the New York Stock Exchange; and that each non-employee director is deemed to be independent. The Board considered that Mr. Stolze is an officer of a company that purchased approximately $40,000 of shielding products from a subsidiary of the Company in fiscal 2004, and determined that this transaction does not impact the independence of Mr. Stolze because it was on standard terms and conditions and was conducted at arms length. There were five meetings of the Board of Directors during fiscal year 2004. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s policy requires the attendance of all directors at the Annual Meeting of Stockholders, except for absences due to causes beyond the reasonable control of the director. Each of the eight directors in office at the time of the 2004 Annual Meeting attended that meeting except Mr. Antle, who was unable to attend due to bad weather.

      Directors who are employees of the Company do not receive any compensation for service as directors. Effective January 1, 2004, compensation paid to non-employee directors during fiscal 2004 was changed to the following: annual cash retainer for each non-employee director — $20,000; additional annual cash retainer for Lead Director — $15,000; annual fee for Board meetings — $6,000; annual cash retainer for Chairman of Audit and Finance Committee — $7,000; annual cash retainer for Chairmen of Human Resources and Compensation and Nominating and Corporate Governance Committees — $5,000; annual fee for meetings of Audit and Finance Committee and Human Resources and Compensation Committee — $4,800; annual fee for meetings of Nominating and Corporate Governance Committee — $6,000. In addition, in fiscal 2004 each non-employee director received a retainer of 325 Common Shares per quarter. As of January 1, 2005, the following changes to the foregoing will become effective: (i) the quarterly Common Shares retainer will be increased to 400 shares, and (ii) the fee for Board meetings will be reduced to $4,800 to reflect a reduction in the number of Board meetings per year. All of the above-mentioned cash retainers and fees were, and will be, paid in advance in January of each year.

      Under the Company’s extended compensation plan for non-employee directors who began Board service prior to April 2001, each director currently on the Board who has served as a non-employee director for at least five years or whose tenure as a director expires pursuant to the Company’s Bylaws restriction regarding maximum age for election will, after the later of termination of services as a director or reaching age 65, receive for life a percentage of the fiscal year 2001 annual cash retainer for directors. Such percentage ranges from 50% to 100% based upon years of service as a director. In the event of death of a retired director who is eligible under this plan, 50% of the benefit will be paid to the surviving spouse for life. On or after retirement, if the eligible director so elects, the actuarial equivalent of the benefit may be received in a single lump sum.

      Directors may elect to defer receipt of all of the cash portion and/or all of the stock portion of the quarterly retainer. If elected, the deferred amounts are credited to the director’s deferred compensation account in stock equivalents. Deferred amounts will be distributed in Common Shares or cash at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Common Shares.

CORPORATE GOVERNANCE

      The Board of Directors has adopted corporate governance guidelines and a code of business conduct and ethics applicable to all of the Company’s directors, officers and employees. These documents are posted on the Company’s website: www.escotechnologies.com. A copy of each of the corporate governance guidelines and the code of business conduct and ethics is also available in print to any Stockholder who requests it.

      Mr. Trauscht, the Company’s Lead Director, presides at meetings of the non-employee directors, which occur on a regular basis. Interested parties who wish to make their concerns known to the Company’s non-employee directors may communicate directly with the Lead Director by writing to: Mr. D.C. Trauscht, Lead Director, ESCO Technologies Inc., 8888 Ladue Road, Suite 200, St. Louis, MO 63124-2056.

COMMITTEES

      The members of the Board of Directors are appointed to various committees. The standing committees of the Board are: the Executive Committee, the Audit and Finance Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors.

      The Executive Committee’s function is to exercise the full authority of the Board of Directors between Board meetings, except that the Executive Committee may not take certain specified actions which the Board of Directors has reserved for action by the whole Board. The Committee held no meetings in fiscal year 2004. Mr. Richey (Chairman), Mr. Antle and Mr. Trauscht are the members of the Committee.

      The Audit and Finance Committee’s functions generally are to assist oversight by the Board of Directors of the Company’s financial reporting process, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s out-sourced internal audit function and independent auditors. These functions include the responsibility to appoint, retain and oversee the firm of independent auditors performing the annual audit; to annually evaluate the qualifications, independence and prior performance of the independent auditors; to review the scope of the auditors’ work and approve their annual audit fees and their other non-audit service fees; to review the Company’s internal controls with the independent auditors and the internal audit executive; to review with the independent auditors any problems they may have encountered during the annual audit; discuss 10-K and 10-Q with management and independent auditors before filing; review and discus earnings press release; discuss with management major financial risk exposures; to review the annual plan and associated resource allocation of the out-sourced internal audit function; to review the Company’s reports to Stockholders with management and the independent auditors and receive certain assurances from management; to prepare a report as required by the Securities and Exchange Commission to be included in the annual proxy statement; and to review the effectiveness of the Company’s legal, regulatory and corporate governance compliance programs. Each member of Committee is an independent Director, as defined in the applicable listing standards of the New York Stock Exchange. The Board of Directors has determined that Mr. Stolze, a member of the Audit and Finance Committee, is an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Committee met eight times in fiscal year 2004. Mr. Antle (Chairman), Mr. McConnell and Mr. Stolze are the members of the Committee. The Committee’s charter (Appendix A to this Proxy Statement) is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.

      The Human Resources and Compensation Committee’s functions generally are to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer; to evaluate the Chief Executive Officer’s performance in light of these goals and objectives; to determine and approve the Chief Executive Officer’s compensation level based upon the evaluation; to review and approve the compensation of officers and other key executives, incentive-compensation plans, equity-based plans and other compensation plans; to review and approve material changes to benefit programs, including new programs; to review the performance and development of Company management in achieving corporate goals and objectives; to assure that executive officers and other senior executives of the Company are compensated in a manner consistent with the strategy of the Company and competitive practice; to prepare a report on executive compensation as required by the Securities and Exchange Commission to be included in the annual proxy statement; and to oversee the Charitable Contributions Program. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met five times in fiscal year 2004. Mr. Woods (Chairman), Mr. Solley and Mr. Trauscht are the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.

      The Nominating and Corporate Governance Committee’s functions generally are to identify and recommend approval of individuals qualified to become Board members; to recommend director nominees for selection to the Board; to develop and recommend to the Board effective corporate governance guidelines; to oversee the Company’s ethics programs; and to lead the Board in its annual review of the Board’s performance. The Committee will consider candidates for election as directors recommended by Stockholders and evaluate such individuals in the same manner as other candidates proposed to the Committee. All candidates must meet the legal, regulatory and exchange requirements applicable to members of the Board of Directors. The Committee has not established other specific minimum qualifications that must be met by a candidate in order to be considered for nomination by the Committee but requires that candidates have varied business and professional backgrounds; be persons of the highest integrity; possess sound business judgment and possess such other skills and experience as will enable the Board to act in the long term interests of the Stockholders. Additionally, the Committee may establish and utilize such other specific membership criteria as the Committee deems appropriate from time to time in light of the Board’s need of specific skills and experience. The Committee may identify new candidates for nomination based on recommendations from Company management, employees, non-management directors, third party search firms, Stockholders and other third parties. Consideration of a new candidate typically involves the Committee’s review of information pertaining to such candidate and a series of internal discussions, and may proceed to interviews with the candidate. New candidates are evaluated based on the above described criteria in light of the specific needs of the Board and the Company at the time. Incumbent directors whose terms are set to expire are evaluated based on the above described criteria, as well as a review of their overall past performance on the Board of Directors. The Committee has the authority to engage third-party search firms to identify candidates, but did not do so in fiscal year 2004. Stockholders who wish to recommend director candidates for the next Annual Meeting of Stockholders should notify the Nominating and Corporate Governance Committee no later than August 29, 2005. Submissions are to be addressed to the Nominating and Corporate Governance Committee, c/o the Company’s Corporate Secretary, Alyson S. Barclay, at ESCO Technologies Inc., 8888 Ladue Road, Suite 200, St. Louis, MO 63124-2056, which submissions will then be forwarded to the Committee. The Nominating and Corporate Governance Committee is not obligated to nominate any such individual for election. No such Stockholder candidates have been received by the Company for this Annual Meeting. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met five times in fiscal year 2004. Mr. Trauscht (Chairman) and Mr. Solley are the members of the Committee. The Committee’s charter is posted on the Company’s website: www.escotechnologies.com and is available in print to any Stockholder who requests it.

Report of the Audit and Finance Committee

      The Audit and Finance Committee (the “Committee”) oversees and monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the Annual Report on Form 10-K for the year ended September 30, 2004 with management, including a discussion of the quality and the acceptability of the Company’s financial reporting practices.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the auditors’ written disclosures and the letter required by Standard No. 1 of the Independence Standards Board. The Committee also discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61.

      The Committee also discussed with the Company’s internal audit executive and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit executive and independent auditors, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the Securities and Exchange Commission. The Committee also evaluated and reappointed the Company’s independent auditors for fiscal 2005.

The Audit and Finance Committee

W.S. Antle III, Chairman
J.M. McConnell
J.M. Stolze

Executive Compensation

Report Of The Human Resources And Compensation Committee

On Executive Compensation

Introduction

      The following report is provided by the Human Resources and Compensation Committee of the Board of Directors (the “Committee”). The Committee supervises the Company’s Executive Compensation Program (the “Program”) and is directly responsible for compensation actions affecting the executive officers and other senior officers of the Company. In this regard, the role of the Committee is to oversee ESCO’s compensation plans and policies, annually review and approve all decisions relative to executive officers’ compensation, and administer the plans (including the review and approval of equity awards to executive officers). The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings. ESCO’s Human Resources Department supports the Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering ESCO’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. Last year, the Committee engaged a compensation consulting firm to assist the Committee in its review of the compensation for the executive officers.

Executive Compensation Philosophy

      The Company’s general compensation philosophy is that total cash compensation should vary with ESCO’s performance in achieving financial and non-financial objectives, and that long-term compensation should be closely aligned with the Stockholders’ interests.

      The Program is designed and administered to relate executive compensation to four basic objectives:

•	Competitive Position: The Program is designed to pay competitive compensation so the Company can attract and retain highly qualified executives. To assist it in determining competitive compensation practices, the Committee utilizes information about compensation levels of peer companies and other industrial companies, including information provided by nationally-recognized, independent executive compensation consultants. When compensation varies from competitive levels, the Committee makes appropriate adjustments over time through the annual compensation planning process.

•	Company Performance: The Program is designed to reflect overall Company performance, with appropriate consideration of conditions that exist in the industries in which it engages. In determining compensation levels and compensation changes, the Committee considers the Company’s overall performance in meeting both short- term and long-term objectives, achievement of operating objectives, performance in key areas such as Stockholder value, economic profit, growth and earnings per share, as well as progress toward long-term strategic objectives.

•	Stockholder Return: The Program has been designed to establish a direct link between the interests of the Company’s executives and its Stockholders. This is accomplished by allocating a portion of senior management compensation to stock-based programs tied directly to Stockholder return and by establishing executive officer and other senior officer stock ownership guidelines.

•	Individual Performance: In addition to the above factors, the Committee considers the executive’s individual performance and contributions to the Company’s results in determining appropriate compensation levels.

The Executive Compensation Program

      To achieve the above objectives, the Program consists of three basic elements:

•	Base Salary: The base salary of each executive is reviewed annually and set by the Committee generally at the beginning of each fiscal year. Salary changes reflect overall Company performance, pay competitiveness and the individual’s performance. The targeted percentage of total cash compensation represented by base salary varies based on the level of the position, with a target of approximately 60% for the Chairman and Chief Executive Officer (the “CEO”) and the President and Chief Operating Officer (the “COO”), and approximately 70% for the Vice President and Chief Financial Officer and the Vice President, Secretary and General Counsel.

•	Annual Cash Incentive Compensation: A substantial portion of each executive’s annual cash compensation is tied to Company performance through the Company’s Performance Compensation Plan (“PCP”), an annual cash incentive compensation program. The target percentage of total cash compensation represented by the PCP plan varies based on the level of the position, with a target of approximately 40% for the CEO and the COO and approximately 30% for the other executive officers. This at risk component closely links the executives’ pay to the Company’s financial results and provides for compensation variability through lower incentive payments in times of poor financial performance and higher compensation in times of strong performance. The Committee determines the annual PCP payment for each executive after the end of each fiscal year on the basis of a combination of objective targets and subjective evaluations of Company performance, considering market conditions and industry circumstances, in key areas such as earnings per share, shareholder value, economic profit, growth and other factors. The demonstrated individual performance of the executive as measured against strategic management objectives is also considered in the determination of the PCP payment. The types and relative importance of specific financial and other business objectives vary among the Company’s executives depending upon their position and the particular function(s) for which they are responsible.

•	Long-Term Incentive Compensation: To align the interests of the Company’s management directly with those of Stockholders, a portion of executive total compensation is provided by stock-based, long-term compensation plans. To place emphasis on Stockholder return, the Company has historically implemented stock option, performance share, performance-accelerated restricted stock (“PARS”) and restricted stock programs. In the past three years, only stock options and PARS have been awarded to the executive officers. These awards are included in the accompanying tables.

      The Company’s stock option programs provide for the award of incentive stock options, non-qualified stock options, and stock appreciation rights (“SARs”). No SARs have been awarded to date. All options granted to date, when first issued, have been awarded at an exercise price equal to the fair market value of the stock on the date of the award. Accordingly, the executive is rewarded only if the market price of the Company’s stock appreciates. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Committee, but are not entirely determinative of future grants. Like base pay, the grants are set with regard to competitive considerations, and each executive’s actual grant is based upon individual performance and the executive’s potential for future contributions.

      The PARS program allows shares to be earned upon the achievement of specific stock price targets. Vesting is contingent on continued employment for a specified period after the shares are earned. However, awards not earned by stock performance will nevertheless vest and be distributed at the end of the employment period established for the award, provided the recipient continues in the employment of the Company.

      Stock-based programs encourage Stockholder value creation, as this component of the compensation system is designed to retain senior executives and motivate them to improve the market value of the stock over a number of years.

Stockholding Guidelines

      Because the Committee believes in linking the interests of management and Stockholders, the Board has stockholding guidelines for the Company’s executive officers. The guidelines specify a number of shares that each executive officer must accumulate and hold within five years of the effective date of the program or the date of appointment as, or promotion to, an officer. The specific share requirements are based on total cash compensation and are five times for the CEO, and three times for each of the other executive officers.

Fiscal Year 2004 Executive Officer Compensation

      Fiscal year 2004 base salaries for the executive officers, which are shown in the Summary Compensation Table on page 12, were set at the beginning of fiscal year 2004. The salaries were set based on a subjective evaluation of fiscal year 2003 performance and salary levels compared to the Company’s filtration/fluid flow comparison group and a group of broader industrial companies, consistent with the methodology described below.

      In determining fiscal year 2004 target total cash compensation (base salary and PCP target percentages) for the executive officers, the Committee considered the competitiveness of cash compensation levels compared to the two comparison groups described above. The Committee utilized information from an executive compensation report prepared by a nationally-recognized, independent, compensation consulting firm. The report compared the Company’s compensation practices to the two comparison groups by employee positions and levels consistent with the Company’s executive officers. The report indicated that at the start of fiscal year 2004 total cash compensation of the CEO, including base salary and the annual incentive compensation, was below the 25th percentile for chief executive officers of the comparison companies, and target total cash compensation of the Company’s other executive officers was below the median level for comparable senior officers of the comparison companies.

      At the start of the fiscal year, the target total 2004 compensation of the CEO, including base salary, annual incentive cash compensation and long-term incentive compensation, was below the median for the comparison companies, and the target total compensation for the other executive officers was below the median total compensation for the comparable senior officers of the comparison companies.

      In fiscal 2004, the Company recorded net sales of $422.1 million, an increase of $25.4 million, or 6.4%, over fiscal 2003 sales of $396.7 million. Fiscal 2004 net earnings from continuing operations were $37.8 million, or $2.84 per share, compared with fiscal 2003 net earnings from continuing operations of $26.7 million, or $2.04 per share. Net earnings from continuing operations increased approximately 42% year over year. Net earnings/ (loss) were $35.7 million, or $2.68 per share, $(41.1) million, or $(3.13) per share, and $21.8 million, or $1.67 per share, in fiscal 2004, 2003 and 2002, respectively.

      The 2004 results of operations included the impact of severance and move costs related to the closure of the Company’s Puerto Rican manufacturing facility. The 2003 results of operations included the following items: the operating results from discontinued operations; the impact of the closure of the Puerto Rican manufacturing facility and the U.K. facility consolidations; the impact of the Management Transition Agreement (MTA) between the Company and its former Chairman; the impact of the interest rate swap charge related to the synthetic lease obligation; the net costs related to the settlement of the Whatman Manufacturing Supply Agreement (MSA); and the gain related to a favorable patent infringement settlement. The 2002 results of operations included the costs recognized in fiscal 2002 related to the MTA.

      Taking into consideration the factors applicable to the annual cash incentive compensation component of executive compensation as described above, after the close of the fiscal year, the Committee approved a PCP payment for fiscal year 2004 of $480,000 for the CEO. In determining this amount, the Committee considered the factors identified above, with 50% of the award based upon achievement of the EPS targets, 35% based upon the achievement of other factors, and 15% based on the execution of individual objectives which were established with the input of the Committee at the beginning of fiscal 2004.

      The fiscal 2004 total cash compensation of the Company’s other executive officers is detailed in the Summary Compensation Table on page 12.

      The Committee believes that stock ownership by key executives provides a valuable and important incentive for their continued best efforts and diligence, and provides for the continuing alignment of their interests with Stockholders. To facilitate these objectives, in fiscal 2004, the Committee granted the executive officers equity awards in the form of stock options and PARS. The Committee awarded the CEO 12,700 stock options and 6,000 shares of PARS. The specifics on the equity awards provided to the other executive officers are detailed in the Summary Compensation Table on page 12. The option price of all such stock options awarded was the fair market value on the date of award. The PARS awards established higher share price targets than previous awards, and further aligned the long term interests of the executive officers with those of Stockholders. These shares will be earned subject to the achievement of specified stock price target levels over the period from October 2005 through September 2008. However, awards not earned by stock performance will nevertheless vest and be distributed at the end of the service period established for the award. The individual equity grant amounts were based on internal factors such as the size of prior grants, relative job scope and contributions made during the past year, as well as a review of publicly available data on executive officer compensation provided by an independent nationally-recognized consulting firm.

      Under the PARS program, the CEO earned and received a payout equivalent to 10,666 shares in fiscal 2004, and the other executive officers, as a group, earned and received a payout equivalent to 21,999 shares during fiscal 2004. Additionally, as a result of achievement in fiscal 2004 of the share price targets established for other awards, the CEO earned an additional 10,667 shares, which will vest upon his continued service through March 31, 2005, and the other executive officers, as a group, earned an additional 21,999 shares, which will vest upon their continued service through March 31, 2005.

      The executive officers have employment agreements with the Company as described on page 15, and are also covered by a Severance Plan which is described on page 15.

      Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for compensation in excess of $1 million paid to any of the Company’s highest paid executive officers unless the compensation qualifies for a performance-based exception. The 1999 Stock Option Plan was generally designed to permit awards that satisfy the performance-based exception of Section 162(m). The 2001 Stock Incentive Plan and the 2004 Incentive Compensation Plan also were generally designed to permit awards that satisfy that exception; however, these Plans also permit awards that may not satisfy such exception. The Company does not expect compensation levels of its executive officers to exceed the Section 162(m) limit in the foreseeable future.

Summary

      The Committee believes the Company’s compensation program has been designed and managed by the Committee to directly link the compensation of the Company’s executives to Company performance, individual performance and Stockholder return. The total direct compensation earned in fiscal 2004 by the CEO and the other executive officers is below market median as determined by survey data from similar companies in the filtration/fluid flow comparison group and the broader industrial companies, is commensurate with their executive officer tenure, and is appropriate relative to the Company’s fiscal 2004 performance. The Committee will continue to address these compensation levels over time, consistent with Company and individual performance, and will continue to emphasize performance and stock-based compensation that links management and Stockholder interests.

The Human Resources and
Compensation Committee

J.D. Woods, Chairman
L.W. Solley
D.C. Trauscht

Summary Compensation Table

      The following table contains certain information concerning compensation for each of the last three fiscal years for all services rendered in all capacities to the Company and its subsidiaries of the Chairman and Chief Executive Officer and the other three executive officers serving at September 30, 2004. No information for Mr. Muenster is provided for fiscal year 2002 because he first became an executive officer in fiscal year 2003.

						Long-Term-Compensation

	Annual Compensation					Awards			Payouts

						($)		(#)		($)
				($)		Restricted		Securities	($)	All Other
Name and	Fiscal	($)	($)	Other Annual		Stock		Underlying	LTIP	Compen-
Principal Position	Year	Salary	Bonus	Compensation		Awards(1)		Options	Payouts	sation(2)

V.L. Richey, Jr.	2004	360,000	480,000	7,081		295,200	(3)	12,700	0	17,375
Chairman and Chief	2003	280,000	120,000	55,873		0		0	0	6,069
Executive Officer	2002	171,250	125,000	81,722	(4)	574,038	(5)	44,000	0	2,809
C.J. Kretschmer	2004	260,000	330,000	5,876		233,700	(3)	5,100	0	10,818
President and Chief	2003	210,000	98,000	11,324		0		0	0	960
Operating Officer	2002	167,500	110,000	44,066	(6)	426,277	(7)	33,500	0	841
G.E. Muenster	2004	195,000	170,000	3,298		118,080	(3)	3,400	0	2,203
Vice President and Chief Financial Officer	2003	155,000	49,000	27,953	(8)	0		0	0	1,162
A.S. Barclay	2004	155,000	140,000	4,381		88,560	(3)	2,800	0	8,318
Vice President, Secretary	2003	141,000	42,000	34,360	(9)	0		0	0	2,115
and General Counsel	2002	131,750	70,110	32,533	(10)	232,078	(11)	14,500	0	3,265

(1)	Restricted shares shown in this column are performance-accelerated restricted shares that will vest if the named officer continues in the employment of the Company through the employment service period established for the award; however, these shares will vest earlier upon achievement of specified stock price targets established for the award and continued employment of the named officer through March 31 of the year following the end of the fiscal year in which the target is achieved. Each target level is based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends, if any, will not be paid prior to the vesting and distribution of the shares.

(2)	Amounts shown in this column are Company cash match contributions under the Employee Stock Purchase Plan and/or the Employee Savings Investment Plan whereby the Company matches certain percentages of the employees’ contributions. See “Retirement Plan” on page 14.

(3)	Represents fair market value of $49.20 per share at the time of award for the shares awarded as follows: Mr. Richey — 6,000 shares; Mr. Kretschmer — 4,750 shares; Mr. Muenster — 2,400 shares; Ms. Barclay — 1,800 shares. Those shares will vest regardless of stock price target achievement if the named officer continues in the employment of the Company through the vesting date, September 30, 2008. At September 30, 2004, each of these individuals held an aggregate of unvested Company restricted stock having a value as follows: Mr. Richey — 35,134 shares/ $2,380,680; Mr. Kretschmer — 28,417 shares/ $1,925,536; Mr. Muenster — 17,600 shares/ $1,192,576; Ms. Barclay — 17,433 shares/ $1,181,260.

(4)	Includes $44,851 for club expenses.

(5)	Represents fair market value of $25.34 per share at the time of award for 8,000 shares awarded and of $34.81 per share at the time of award for 10,667 shares awarded. On April 1, 2003, a payout equivalent to 2,667 of these shares was made. On March 31, 2004, a payout equivalent to 2,666 of these shares was made. On March 31, 2005 and on March 31, 2006, 2,667 shares and 10,667 shares, respectively, will vest if Mr. Richey continues in the employment of the Company.

(6)	Includes reimbursement of $8,520 for car expenses and $8,723 for interest costs on personal loans for the purchase of Common Shares under the Executive Stock Purchase Plan. These loans have been liquidated by Mr. Kretschmer.

(7)	Represents fair market value of $25.34 per share at the time of award for 4,000 shares awarded and of $34.81 per share at the time of award for 9,334 shares awarded. On April 1, 2003, a payout equivalent to 1,334 of these shares was made. On March 31, 2004, a payout equivalent to 1,333 of these shares was made. On March 31, 2005 and on March 31, 2006, 1,333 shares and 9,334 shares, respectively, will vest if Mr. Kretschmer continues in the employment of the Company.

(8)	Includes reimbursement of $15,056 for car expenses.

(9)	Includes reimbursement of $14,938 for car expenses and $7,242 for club expenses.

(10)	Includes reimbursement of $6,043 for car expenses, $5,966 for club expenses, and $8,723 for interest costs on personal loans for the purchase of Common Shares under the Executive Stock Purchase Plan. These loans have been liquidated by Ms. Barclay.

(11)	Represents fair market value of $34.81 per share at the time of award for 6,667 shares awarded. On March 31, 2006, these shares will vest if Ms. Barclay continues in the employment of the Company.

      The Company’s stock option and performance-accelerated restricted stock award agreements applicable to the named executive officers generally provide for acceleration of vesting and, in certain cases, payout of awards in the event of a change in control of the Company, as defined in such agreements.

OPTION GRANTS IN LAST

FISCAL YEAR

	Individual Grants

		% of Total
	(#) of	Options
	Securities	Granted to			($)
	Underlying	Employees	($ Share)		Grant Date
	Options	In Fiscal	Exercise	Expiration	Present
Name	Granted(1)	Year	Price	Date	Value(2)

V.L. Richey, Jr.	12,700	8.71	$49.505	5/5/2009	$160,367
C.J. Kretschmer	5,100	3.50	49.505	5/5/2009	64,399
G.E. Muenster	3,400	2.33	49.505	5/5/2009	42,933
A.S. Barclay	2,800	1.92	49.505	5/5/2009	35,356

(1)	These stock option grants are non-transferable, have a term of five years from the date of grant, and have an exercise price equal to 100% of the fair market value on the date of grant. The options are exercisable as follows: one-third of the options granted may be exercised on or after one year after the date of grant, an additional one-third on or after two years after the date of grant, and the final one-third on or after three years after the date of grant. In the event of a change in control of the Company, 100% of the options granted immediately vest.

(2)	Estimated present values based on the Black-Scholes option pricing model, a mathematical formula used to value options traded on stock exchanges. The following assumptions were used in applying the model to calculate the values: expected future stock price volatility rate of 16.44%; risk-free rate of return of 4.593% for the option term; annual dividend yield of 0%; and a five-year option term. No adjustments have been made for non-transferability or risk of forfeiture. The actual value of the options will depend on the market price of the shares on the date options are exercised, and may vary significantly from the theoretical values estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The following table provides certain information concerning stock option exercises during fiscal year 2004 by each of the named executive officers and the value of their unexercised options at September 30, 2004.

			(#)	($)
			Securities	Value of
			Underlying	Unexercised,
			Unexercised	In-The-Money
	(#)		Options at	Options at
	Shares	($)	9/30/04	9/30/04(2)
	Acquired	Value	Exercisable/	Exercisable/
Name	On Exercise	Realized(1)	Unexercisable	Unexercisable

V.L. Richey, Jr.	8,225	$410,404	68,333 / 27,367	$3,302,030 / $829,407
C.J. Kretschmer	31,494	1,028,292	26,839 / 16,267	1,477,072 / 546,488
G.E. Muenster	1,200	58,275	39,232 / 9,068	2,028,310 / 294,326
A.S. Barclay	4,112	214,223	38,666 / 7,634	1,999,608 / 251,698

(1)	Based on the difference between the average of the high and low market prices on the date of exercise and the option price.

(2)	Based on the difference between the average of the high and low market prices on September 30, 2004 and the option price.

RETIREMENT PLAN

      At the time of the 1990 spin-off of the Company by Emerson Electric Co. (“Emerson”), the Company established a Retirement Plan (the “Retirement Plan”) in which the Company’s executive officers as well as other covered employees participate. Prior to the 1990 spin-off, the executive officers (other than Mr. Muenster, who was not then an employee) participated in one of the pension plans of Emerson or its subsidiaries. The Retirement Plan is substantially identical to the Emerson Retirement Plan at the time of the 1990 spin-off (the “Emerson Retirement Plan”). Under the Retirement Plan, a participant will be credited with his service under the Emerson Retirement Plan, but his benefit accrued under the Retirement Plan will be offset by his benefit accrued under the Emerson Retirement Plan as of September 30, 1990. Benefits under the Retirement Plan may be reduced under certain maximum provisions of the Internal Revenue Code. In 1993, the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides that where any such reductions occur, the Company will pay a retirement supplement to certain executives including the executive officers (other than Mr. Muenster). The SERP was designed to maintain total retirement benefits at the formula level of the Retirement Plan. Effective December 31, 2003, both the Retirement Plan and the SERP were frozen with no increase in benefits accruing to participants.

      These plans provide for fixed retirement benefits based on the participant’s credited years of service, five-year average compensation (the highest average annual cash compensation during any five consecutive years through 2003), and applicable Social Security covered compensation calculated as of December 31, 2003, the effective date of the freezing of the plans.

      The annual benefit payable at age 65 from the Retirement Plan and the SERP, where applicable, for each of the persons named in the Summary Compensation Table, on the basis of a single life annuity with five years certain payment option, are as follows as of December 31, 2003: Mr. Richey, $60,448; Mr. Kretschmer, $88,498; Mr. Muenster, $31,218; and Ms. Barclay $37,675. Under the current law, the benefits amounts will not be subject to any reduction for Social Security or other offset amounts.

      Effective January 1, 2004, the Company modified its existing Employee Savings Investment Plan (an employee benefit plan under section 401(k) of the Internal Revenue Code which is available to substantially all United States employees including the executive officers), through the addition of a Company cash match at a rate of 100% of employee contributions up to 3% of the employee’s eligible compensation, and 50% of employee contributions which are in excess of such 3%, up to 5% of the employee’s eligible compensation, subject to Internal Revenue Code limits. The amounts contributed in fiscal year 2004 by the Company to certain persons listed in the Summary Compensation Table were $8,200 for Mr. Richey, $8,000 for Mr. Kretschmer and $4,769 for Ms. Barclay.

SEVERANCE PLAN

      The Company has established a Severance Plan (the “Plan”) covering the executive officers. Under the Plan, following an occurrence of a Change of Control (as defined), each of the executive officers will be entitled to be employed by the Company for a two-year period, during which: (i) he or she will be paid a minimum base salary equal to his or her base salary prior to the Change of Control, and a minimum annual bonus based on the average of his or her bonuses during the last five preceding fiscal years, disregarding the highest and lowest such years, and (ii) he or she will continue to receive the employee benefits to which he or she was entitled prior to the Change of Control. During this employment period, if the executive officer’s employment is terminated by the Company other than for cause or disability, or the executive officer terminates his or her employment following certain actions by the Company, he or she will be entitled to receive, among other things: (i) two times his or her minimum annual base salary and an annual bonus, as defined in the Plan, and (ii) the continuation of his or her employee benefits for two years. The Company may amend the Plan, but no amendment adverse to the rights of the executive officers will be effective unless notice thereof has been given by the Company to the affected executive officer(s) at least one year prior to the occurrence of a Change of Control.

EMPLOYMENT AGREEMENTS

      The Company entered into employment agreements effective on or about November 1, 1999 with Messrs. Richey, Kretschmer, Muenster and Ms. Barclay. These employment agreements were amended to extend until November 2, 2004, and were further amended on May 5, 2004 to provide for automatic renewal after November 2, 2004 for subsequent one year periods unless a six month notice of non-renewal is given by the Company or the executive. The agreements provide for a base salary of not less than their fiscal year 1999 base salary, as increased in accordance with the Company’s compensation policy, and an annual bonus in accordance with the Performance Compensation Plan. These executives are also entitled to participate in any stock options, restricted stock or performance shares awards and other compensation as the Company’s Human Resources and Compensation Committee shall determine. They are also entitled to participate in all employee benefit programs of the Company applicable to senior executives, and the Company will continue to provide certain perquisites, including financial planning, an automobile and clubs.

      The Company has the right to terminate the employment of the executive officers at any time upon thirty days notice for cause or without cause, and these executives have the right to resign at any time upon thirty days notice. If an executive’s employment is terminated by the Company other than for cause, or if an executive terminates his employment following certain actions by the Company, the executive will be entitled to receive certain benefits. In the case of such a termination, Mr. Richey and Mr. Kretschmer will receive for two years, and Mr. Muenster and Ms. Barclay will receive for one year, (i) the continuation of their then-current base salary and bonus (bonus calculated using the annual percentage of base salary under the Performance Compensation Plan for the last fiscal year prior to termination), (ii) immediate vesting of outstanding stock options and immediate vesting and payout of shares earned under the performance-accelerated restricted stock plan, and (iii) continuation of employee benefits and perquisites for the period of base salary continuation. If an executive’s employment is terminated in connection with a Change of Control (as defined), the executive will not receive the foregoing benefits, and will receive instead the benefits payable under the Company’s Severance Plan.

      All of the aforementioned agreements prohibit the executives from disclosing confidential information or trade secrets concerning the Company, and for a specific period from soliciting employees of the Company and from soliciting customers or distributors of the Company.

PERFORMANCE GRAPH

      The following graph presents a comparison of the cumulative total shareholder return on the Common Shares as measured against the Standard & Poor’s 500 Stock Index (the “Index”) and a peer group (the “2004 Peer Group”). The Company is not a component of the Index or the 2004 Peer Group. The measurement period begins on September 30, 1999 and measures at each September 30 thereafter. These figures assume that all dividends paid over the measurement period were reinvested, and the starting value of each index and the investments in the Common Shares were $100 at the close of trading on September 30, 1999.

	9/99	9/00	9/01	9/02	9/03	9/04
ESCO Technologies Inc.	100	156.18	223.82	290.34	406.92	609.08
S&P 500	100	113.28	83.13	66.10	82.22	93.63
2004 Peer Group	100	101.40	111.75	99.65	139.21	155.36

      The 2004 Peer Group is comprised of Calgon Carbon Corporation, Clarcor Inc., Cuno Inc., Donaldson, Inc., Ionics Inc., Lydall Inc., Millipore Corp. and Pall Corporation, each of which is substantially engaged in the filtration products business. The companies composing the 2004 Peer Group are the same companies which composed the “2003 Peer Group” used in the proxy statement for the 2004 Annual Meeting of Stockholders.

Security Ownership Of Directors and Executive Officers

      The following table sets forth certain information with respect to the number of Common Shares beneficially owned by the directors and executive officers of the Company as of December 10, 2004. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

	Number of		Percent
	Common Shares		of Outstanding
Name of Beneficial Owner	Beneficially Owned(1)		Common Shares

W.S. Antle III	14,086	(2)	(3)
A.S. Barclay	90,785		(3)
C.J. Kretschmer	100,508		(3)
J.M. McConnell	10,277	(4)	(3)
G.E. Muenster	112,125		(3)
V.L. Richey, Jr.	171,508		1.3%
L.W. Solley	6,900		(3)
J.M. Stolze	6,700	(5)	(3)
D.C. Trauscht	13,700		(3)
J.D. Woods	5,983		(3)
All directors and executive officers as a group (10 persons)	532,572		4.1%

(1)	Includes the following Common Shares covered by employee stock options which the individual has the right to acquire within 60 days after December 10, 2004: Ms. Barclay 41,333, Mr. Kretschmer 25,506, Mr. Muenster 34,327, Mr. Richey 73,000, and all directors and executive officers as a group, 174,166.

(2)	Includes 6,290 stock equivalents credited to Mr. Antle’s deferred compensation account under the Compensation Plan for Non-Employee Directors.

(3)	The percentage of total outstanding Common Shares beneficially owned by this individual does not exceed 1%.

(4)	Includes 1,950 stock equivalents credited to Mr. McConnell’s deferred compensation account under the Compensation Plan for Non-Employee Directors.

(5)	Includes 3,900 stock equivalents credited to Mr. Stolze’s deferred compensation account under the Compensation Plan for Non-Employee Directors.

Security Ownership of Certain Beneficial Owners

      The following table sets forth certain information with respect to each person known by the Company to beneficially own more than five percent of the outstanding Common Shares:

	Number of	Percent
Name and Address of	Common Shares	of Outstanding
Beneficial Owner	Beneficially Owned	Common Shares

Columbia Wanger Asset Management, L.P.	1,830,300 (1)	14.2%
227 West Monroe, Suite 3000
Chicago, IL 60606

(1)	Based on information provided by Columbia Wanger Asset Management, L.P. (“CWAM”), an investment advisor to the following registered owners which may be deemed to be the beneficial owners of the shares: Columbia Acorn Fund, 1,050,000 shares; Oregon State Treasury, 100,000 shares; Columbia Acorn USA, 282,000 shares; Wanger Advisors Trust US Smaller Companies, 243,000 shares; Wanger Investment Company PLC, US Smaller Companies, 73,000 shares; Fairfax County Employees’ Retirement, 15,000 shares; Fleet Bank Pension, 14,300 shares; Optimum Small Cap Growth, 9,000 shares;

Northeastern University, 10,000 shares; New America Small Caps, 30,000 shares; Banque du Louvre Multi Select, 4,000 shares. CWAM and its general partner WAM Acquisition G.P. hold shared voting power and investment power as to the 1,830,300 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2004, all Section 16(a) reports applicable to its officers, directors and greater than ten percent beneficial owners were timely filed.

II.     PROPOSAL TO RATIFY COMPANY’S SELECTION OF KPMG LLP

AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2005

      The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending September 30, 2005.

      The Audit and Finance Committee has appointed KPMG LLP, an Independent Registered Public Accounting Firm, as independent auditors of the Company for the fiscal year ending September 30, 2005.

      KPMG LLP or its predecessor firms have served as the independent auditors of the Company since its incorporation in 1990. A representative of KPMG LLP is expected to be present at the 2005 Annual Meeting with the opportunity to make a statement and respond to appropriate questions from Stockholders.

      Although this appointment is not required to be submitted to a vote of Stockholders, the Board of Directors believes it is appropriate to request that the Stockholders ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending September 30, 2005. If the Stockholders do not ratify, the Audit and Finance Committee will investigate the reasons for Stockholder rejection and will reconsider the appointment.

III.     INDEPENDENT AUDITORS

      KPMG LLP was the Company’s independent auditors for the fiscal year ended September 30, 2004, and the Audit and Finance Committee (the “Committee”) has selected them as independent auditors for the year ending September 30, 2005. The Committee has adopted pre-approval policies and procedures requiring that the Committee pre-approve all audit or non-audit services. In accordance with this policy, the Committee has pre-approved and has set specific quarterly limitations on fees for the following categories of services: general accounting and SEC consultation, compliance with pertinent legislation, general taxation matters and tax returns. Services which have not received specific pre-approval by the Committee must receive such approval prior to the rendering of the services.

      The following fees were paid to KPMG LLP for services rendered for each of the last two fiscal years:

	2004	2003

Audit Fees	$512,000	$426,000
Audit-Related Fees	200,000	44,000
Tax Fees	68,500	117,000
Financial Information Systems Design and Implementation Fees	—	—
All Other Fees	—	53,000

Total KPMG LLP Fees Paid	$780,500	$640,000

      Audit Fees primarily represent amounts paid for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K, statutory audit requirements at certain non-United States locations and Sarbanes-Oxley Section 404 procedures.

      Audit-Related Fees represent amounts paid for services that are related to the performance of the audit, including review of benefit plans, review of general accounting matters and bank debt compliance letters.

      Tax Fees represent amounts paid for tax services, including general tax provision reviews and tax return assistance.

      All Other Fees include amounts paid for non-financial statement services, primarily financial due diligence assistance.

      In the process of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending September 30, 2005, the Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

IV.     VOTING

      The affirmative vote of the holders of a majority of the Common Shares entitled to vote which are present in person or represented by proxy at the 2005 Annual Meeting is required to elect directors, to ratify the Company’s selection of independent auditors for fiscal 2005, and to act on any other matters properly brought before the meeting. Common Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors and to ratify the selection of independent auditors, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the Common Shares represented thereby were voted against such nominee or nominees, against such proposal to ratify the selection of independent auditors, and against such other matters, respectively. Common Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the meeting as to such matter or matters.

      The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

V.     STOCKHOLDER PROPOSALS

      Proposals of Stockholders intended to be presented at the 2006 Annual Meeting must be received by the Company by August 29, 2005 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with regulations governing the solicitation of proxies.

      In order for a Stockholder to nominate a candidate for director, under the Company’s Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting.

Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 50 days notice or prior public disclosure of the date of the meeting, then the Stockholder must give such notice within ten days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

      In order for a Stockholder to bring other business before a Stockholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor and other specified matters. The Board may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Stockholder action in accordance with the provisions of applicable law. These requirements are separate from and in addition to the requirements a Stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

      In each case, the notice must be given to the Secretary of the Company, whose address is 8888 Ladue Road, Suite 200, St. Louis, Missouri 63124-2056. Any Stockholder desiring a copy of the Company’s Articles of Incorporation or Bylaws will be furnished one without charge upon written request to the Secretary.

APPENDIX A

ESCO TECHNOLOGIES INC.

AUDIT & FINANCE COMMITTEE CHARTER
November 10, 2004

      The Board of Directors of ESCO TECHNOLOGIES INC. (the “Company”) hereby adopts this charter for its Audit & Finance Committee (the “Committee”). The Charter (i) states the purpose of the Committee; (ii) describes the role of the Committee and the expectations of the Board of Directors for the Committee; (iii) establishes the composition of the Committee; (iv) sets forth the Committee’s duties and responsibilities; and (v) enumerates specific actions the Committee should take to fulfill those duties and responsibilities.

I.	PURPOSE

      The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors; and to prepare a Committee Report as required by the Securities and Exchange Commission to be included in the Company’s Annual Proxy Statement.

II.	ROLE OF COMMITTEE AND BOARD EXPECTATIONS

      The duties of the Committee are ones of oversight and supervision. It is not the duty of the Committee to plan or conduct audits or to determine or certify that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The Board of Directors recognizes that the Committee will rely on the advice and information it receives from the Company’s management and its internal and outside auditors. The Company’s independent auditors shall report directly to the Committee. The Board does, however, expect the Committee to exercise its independent judgment in assessing the quality of the Company’s financial reporting process and its internal controls. In doing so, the Board expects that the Committee will maintain free and open communication with the other directors, the Company’s independent and internal auditors and the financial management of the Company.

III.	COMPOSITION OF THE COMMITTEE

      The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board of Directors, and each of them shall be independent, as that term is defined by applicable NYSE listing standards and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment.

      Each member of the Committee, in the opinion of the Board of Directors, shall have experience or education in business or financial matters sufficient to provide him or her with a working familiarity with basic finance and accounting matters. In addition, the Committee shall include at least one person with the necessary financial management or accounting expertise to be considered an “audit committee financial expert” as defined in applicable Securities and Exchange Commission rules and regulations.

      Unless the Board has previously designated the Chair, the members of the Committee may designate a Chair by majority vote.

IV.	MEETINGS

      The Committee shall meet (in person or telephonically) at least four times annually, or more frequently if circumstances dictate. At least two meetings shall include separate executive sessions with each of management, the Company’s independent auditors and the outsourced internal auditors. Unless circumstances dictate otherwise, the meetings should occur quarterly in conjunction with a review of the Company’s quarterly financial results.

V.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

      The duties and responsibilities of the Committee shall include the following:

      1. Evaluations, Engagement and Termination of Independent Auditors

a. Obtain and review the written disclosures and letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discuss with the auditors any issues required to be discussed regarding their independence.

b. At least annually, obtain and review a report by the independent auditors describing: the auditing firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, or by any inquiry or investigation by government or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with such issues; and all relationships between the independent auditors and the Company.

c. At least annually, obtain and review a report by the independent auditors regarding the Company’s critical accounting policies, and alternative treatments of financial information that have been discussed and other material written communications between the auditors and management.

d. Annually evaluate the qualifications and prior performance and assess the independence of the Company’s independent auditors. In assessing independence, the Committee shall inquire into and review all relationships between the independent auditors and the Company.

e. Based upon such evaluation, re-engage the independent auditors or terminate such auditors and select and engage new independent auditors.

f. Pre-approve the engagement, including scope and cost, of the independent auditor both for audit and permitted non-audit services.

g. In its discretion, develop and adopt pre-approval policies and procedures under which the independent auditor may be engaged for permitted non-audit services. Such policies and procedures, if developed and adopted, shall be consistent with Section 202 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

      2. Annual Audit

a. Meet with the independent auditors and financial management of the Company in advance of the annual audit to review its proposed scope, the proposed scope of the quarterly reviews, and the procedures to be followed in conducting the audit and the reviews.

b. Review with the independent auditors any problems or difficulties the auditors may have encountered during the annual audit, including any restrictions placed on the scope of the audit, difficulties obtaining required information, areas of disagreement with management, areas where the planned scope of the audit was changed because of concerns or difficulties, significant audit adjustments, and any other matters required to be discussed by Statement of Auditing Standards No. 61.

c. Discuss the Company’s Annual Report on Form 10-K and the financial statements contained therein, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with the Company’s financial management and independent auditors prior to filing.

d. Discuss any significant financial judgments made in connection with the preparation of the Company’s financial statements.

e. Obtain assurances from financial management that the financial statements proposed to be included in the Company’s Annual Report on Form 10-K contain no material misstatements, and from the independent auditors that, in the course of their audit, they learned of no material misstatement.

f. If deemed appropriate, after consideration of the reviews and assurances, recommend to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.

      3. Interim Financial Statements

a. Discuss the Company’s Quarterly Reports on Form 10-Q and the financial statements contained therein, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with the Company’s management and independent auditors prior to filing.

b. Obtain assurances from financial management that the financial statements included in the Company’s interim reports do not contain any material misstatements and from the independent auditors that, in the course of their review, they learned of no material misstatement.

c. If deemed appropriate, after consideration of the reviews and assurances, recommend to the Board of Directors that such financial statements be included in the Company’s Quarterly Report on Form 10-Q.

      4. Press Releases

a. Obtain, review and discuss the Company’s earnings press releases, as well as any financial information and earnings guidance in advance of any disclosure by the Company to analysts and rating agencies.

      5. System of Internal Controls and Internal Audit Function

a. Discuss at least annually with the Company’s independent auditors the adequacy and effectiveness of the Company’s system of internal controls.

b. Review with management the management letter issued by the independent auditor and management’s response thereto and at least twice yearly, review with management the effectiveness of the Company’s internal accounting controls, as well as any significant letters or reports to management issued by the internal auditors, and management’s responses thereto.

c. Periodically assess the actions management has taken and the progress it has made in addressing the Company’s system of internal controls and issues raised by the independent auditors.

d. Review and approve the annual internal audit plan and associated resource allocation of the outsourced internal audit function.

e. Discuss at least twice yearly with the internal auditors the effectiveness of the Company’s internal accounting controls, as well as any significant letters or reports to management issued by the internal auditors, and management’s responses thereto.

      6. Financial Risk Exposures. Discuss with management the Company’s major financial risk exposures and policies or steps management has implemented to assess and manage such risks.

      7. Legal, Regulatory and Corporate Governance Compliance. Discuss at least annually with the Company’s General Counsel (i) the effectiveness of the Company’s legal, regulatory, and corporate governance compliance programs; (ii) any legal matters that may have a material impact on the Company’s financial statements; and (iii) any material reports or inquiries received from regulators or governmental agencies including the New York Stock Exchange and Securities and Exchange Commission.

      8. Investigations. When it deems appropriate, commence and oversee any investigation into any matters within the Committee’s scope of responsibility, and retain independent counsel, accountants and other advisors and experts to assist the Committee if deemed appropriate.

      9. Proxy Disclosure. Prepare the Committee Report required by the Rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

      10. Charter Review. Review this charter on an annual basis and make recommendations to the Board of Directors concerning any changes deemed appropriate.

      11. Reports to the Board of Directors. Regularly report actions of the Committee to the Board of Directors with such recommendations as the Committee deems appropriate. Review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

      12. Hiring Policies. Set hiring policies for employees or former employees of the Company’s independent auditors.

      13. Self Review. Annually review and evaluate the Committee’s performance.

      14. Committee Funding. The Committee shall have such funding from the Company as the Committee deems necessary and appropriate for compensation to be paid to the Company’s independent auditors; for compensation to be paid to counsel, accountants and other advisors retained by the Committee; and for the Committee’s ordinary administrative expenses.

      15. Complaint Procedure. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company relating to accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

VI.	MISCELLANEOUS

      This Charter shall supersede and replace any Charter for the Committee previously adopted.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ESCO TECHNOLOGIES, INC.

The undersigned, as holder of record of the common stock of ESCO TECHNOLOGIES INC. (the “Company”), does hereby appoint V.L. Richey, Jr., C.J. Kretschmer and A.S. Barclay, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of the Company, to be held on February 3, 2005, commencing at 9:30 A.M., St. Louis time, at the offices of the Company, 8888 Ladue Road, Suite 200, St. Louis County, Missouri 63124 and at any and all adjournments of such meeting, and to vote all the shares of common stock of the Company standing on the register of the Company’s stock transfer agent in the name of the undersigned as follows, and in their discretion on such other business as may properly come before the meeting:

Please be sure to date and sign this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above
		For	Withhold	For All Except
1.	Election of Directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐

W.S. ANTLE III	L.W. SOLLEY	J.D. WOODS

INSTRUCTION:   To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	Ratification of Company’s Selection Of KPMG LLP As Independent Auditors For Fiscal Year Ending September 30, 2005	☐	☐	☐

MANAGEMENT RECOMMENDS A VOTE FOR THE
ABOVE PROPOSALS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and accompanying Proxy Statement dated December 22, 2004.

The proxies will vote your common stock in the manner directed herein by the undersigned Stockholder.
If no direction is made, this proxy will be voted FOR each of Proposals 1 and 2.
Please sign exactly as your name appears on this form. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership, please sign in partnership name by authorized person.

Ç	Ç

Ç	Detach above form, sign, date and mail in postage paid envelope provided.	Ç

ESCO TECHNOLOGIES INC.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY FORM TODAY

December 22, 2004
Dear Stockholder:

The Annual Meeting of Stockholders of ESCO Technologies, Inc. will be held at the offices of the company, 8888 Ladue Road, Suite 200, St. Louis County, Missouri 63124 at 9:30 A.M., St. Louis time, on Thursday, February 3, 2005.

It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.

Thank you.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.